Exhibit 10.15

CONSULTING AGREEMENT
AL INTERNATIONAL, INC & LIVINITY, INC.

THIS CONSULTING AGREEMENT ("Agreement") is made and entered into as of the 10 day of July, 2012, by and among AL International, Inc., a publicly traded Delaware corporation, with offices located at 2400 Boswell Road, Chula Vista, California (hereinafter "Company") and Livinity, Inc., a Kansas corporation, with offices located at 802 North Maple, Russell,   Kansas, (hereinafter "Consultant"). Collectively referred to as the "Parties"

WHEREAS, Consultant is recognized as an expert in muJtiJevel marketing and specificaJJy marketing of the Livinity line of services and goods; and

WHEREAS, the Company desires to retain Consultant to provide services related to and in support of efforts in which Consultant has expertise;

WHEREAS, Company and Consultant have executed  a Bill of Sale and Consignment Agreement with respect to the Livinity business, inventory and intellectual property; now

THEREFORE, in consideration of the mutual conditions and promises herein contained, the Parties agree as follows:

1. Consulting Services. Consultant shall furnish the Company with its best effort, advice, information, judgment and knowledge with respect to the promotion of the Company and its direct sales and multi-level marketing plan and more specifically to the maintenance of the Livinity business distributor down-line.

2. Term. The term of this Agreement shall begin on JuJy l, 2012, and shall, subject to the provisions for termination set forth herein, continue for a period of 48 months. This Agreement is not renewable.

3. Compensation. In addition to the normal compensation received under the Youngevity commission plan, defined by Company's Policies and Procedures Manual, for services that Consultant renders to the Company or any of its subsidiaries or affiliates during the term hereof, the Company will pay Consultant a retainer based on the total Net Sales of the downline distributor organization of the Consultant as follows:

a.
Bonus of ten percent (10%) of"Net Sales" of Livinity downline distributors on a monthly basis, payable on the fifteenth day of the month, for a period of forty-eight (48) months from the date of execution of this Agreement.

b.
Bonus of five percent (5%) of"Net Sales" of Livinity products sold to non-Livintiy downline distributors on a monthly basis, payable on the fifteenth day of the month, for a period of thirty-six (36) months from the date of execution of this Agreement.

c.	Optional Performance Based Bonus Plan:

l. Upon the achievement of three (3) consecutive months of $500,000, or more, in Livinity downline Net Sales Consult.ant shall be entitled to a one time payment of $30,000.

2. Upon the achievement of three (3) consecutive months of $1,000,000, or more, in Livinity downline Net Sales Consultant shall be entitled to a one time payment of $50,000.

DEFINITION: Net Sales defined as gross sales; less taxes, shipping, customer returns and other deductions.

4.	Confidential Information, Non-Circumnntion and Intellectual Property.

a.
Consultant shall maintain in strict confidence and not use or disclose except pursuant to written instructions from the Company, any Confidential Information (as defined below) of the Company, for so long as the pertinent data or information remains Confidential.The obligation to protect the confidentiality of any such information or data shall not be excused if such information or data ceases to qualify)· as Confidential Information as a result of the acts or omissions of Consultant.

b.	The termination of this Agreement for any reason whatsoever does not terminate Consultant's duties and obligations to maintain the Confidential Information strictly confidential.

c.
Consultant may disclose Confidential Information pursuant to any order or legal process requiring the disclosing party (in its legal counsel's reasonable opinion) to do so, provided that the request or order to so disclose the Confidential Information in sufficient time to allow the Company to seek an appropriate protective order.

DEFINITION:    "Confidential Information" shall mean any nonpublic  information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by Consultant in connection with performing services for the Company, including (without limitation) oral and written information concerning the Company's financial positions and results of operations (revenues, margins, assets, net income, etc.)), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information.

DEFINITION:    "Company'' shall include the Company and all of its direct and indirect subsidiaries and any predecessors of the Company.

d.
Consultant may not use any of the Confidential information and/or business contacts, information regarding distributors/vendors/suppliers and other business associates of Company, or other types of confidential and proprietary business information transmitted to Consultant by Company, for the purpose of circumventing Company's business operations.

e.
In the event Consultant shall breach, violate or threaten to violate the provisions of this Section, damages at law will be an insufficient remedy and the Company shall be entitled to equitable relief including but not limited to injunction, monetary damages, punitive damages, and specific liquidated damages in the amount of the prior years earnings for disclosure of Confidential Information and/or use of such information to solicit company's customers. In addition, other remedies or rights available to the Company and no bond or security will be required in connection with such equitable relief.

f.
The existence of any claim or cause of action that Consultant may have against the Company will not at any time constitute a defense to the enforcement by the Company of the restrictions or rights provided by this Section, but the failure to assert such claim or cause of action shall not be deemed to be a waiver of such claim or cause of action.

5.
Original Works of Authorship that result from the performance by Consultant of his duties hereunder, are deemed to be "works made for hire" under the copyright Jaws of the United States, and will be and will remain the sole and exclusive property of the Company. Consultant, at the Company's request and expense, will assign to the Company in perpetuity all proprietary rights that he may have in such works of authorship. Should the Company elect to register claims of copyright to any such works of authorship, Consultant will, at the expense of the Company, do such things, sign such documents and provide such reasonable cooperation as is necessary for the Company to register such claims, and obtain, protect, defend and enforce such proprietary rights. Consultant shall have no right to use any trademarks or proprietary marks of the Company without the express, prior written consent of the Company regarding each use.

6.
Acts Discreditable. Consultant shall at all times refer to Company and its operating units in terms that further its business objectives. Consultant shall not refer to Company or its operating units in a manner that damages Company's position in the marketplace.

7.
Termination. This Agreement may be terminated by either party upon written notice if the other party breaches any of its obligations hereunder and the breaching party fails to cure such breach within thirty (30) days after receipt of notice of such breach-h.

8.
Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision to the extent enforceable in any jurisdiction,  shall nevertheless be binding and enforceable.

9.
Binding Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights, obligations and duties of Consultant hereunder may not be assigned or delegated without the Company's prior written consent.

10.
Relationship of Parties. The Consultant is an independent contractor. Both parties acknowledge and agree that Consultant's engagement hereunder is not exclusive and that either party may provide to, or retain from, others similar such services provided tha1 it does so in a manner that does not otherwise breach this Agreement. Neither party is, nor shall claim to be, a legal agent, representative, partner or employee of the other, and neither shall have the right or authority to contract in the name of the other nor shall it assume or create any obligations, debts, accounts or liabilities for the other.

11.
Notices. Any notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, two (2) days after being mailed postage prepaid by certified or registered mail with return receipt requested, or when delivered by overnight delivery service or by facsimile to the recipient at the following address or facsimile number, or to such other address or facsimile number as to which the other party subsequently shall have been notified in writing by such recipient:

If to the Company:

AL International, Inc.
2400 Boswell Road
Chula Vista, California 91914
Attention: Steve Wallach, CEO
Facsimile:  619-934-5009

If to the Consultant:

Livinity, lnc.
802 North Maple
Russell KS 67665
Attention: Dave and Barb Pitcock (company fax)

12.
Waiver. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver by a party of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to him or it under the circumstances.

13.
Governing Law. This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of California without reference to conflicts of law. Venue shall be in the Superior Court of Califomia, County of San Diego, South County Branch Court.

14.
Captions and Section Headings. The various captions and section headings contained in this Agreement are inserted 'only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

15.
Entire Agreement. With respect to its subject matter, this Agreement and its Exhibits constitute the entire understanding of the parties superseding all prior agreements, understandings, negotiations and discussions between them whether written or oral, and there are no other understandings, representations, warranties or commitments with respect thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

AL International, Inc.

By: /s/ Steve Wallach
Steve Wallach, CEO

Consultant, Livinity, Inc., Consultant:

By: /s/ Dave Pitcock
Dave Pitcock, President